Exhibit 5.1

Fort Lauderdale
Jacksonville
Los Angeles
Madison
Miami
New York
Orlando
Tallahassee
Tampa
Tysons Corner
Washington, DC
West Palm Beach
One Southeast Third Avenue
25th Floor
Miami, Florida 33131-1714
www.akerman.com
305 374 5600 tel     305 374 5095 fax

October 10, 2008
Republic Services, Inc.
110 S.E. 6th Street, 28th Floor
Fort Lauderdale, Florida 33301
RE: Registration on Form S-4
Ladies and Gentlemen:
We have acted as counsel to Republic Services, Inc. (“Republic”) in connection with Republic’s Registration Statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the merger (the “Merger”) of RS Merger Wedge, Inc., a wholly owned subsidiary of Republic (“Merger Sub”) with and into Allied Waste Industries, Inc. (“Allied”), with Allied surviving the merger and becoming a wholly owned subsidiary of Republic pursuant to the terms of the Agreement and Plan of Merger dated as of June 22, 2008, among Republic, Merger Sub and Allied, as amended (the “Merger Agreement”). Such Registration Statement relates to the registration by Republic of 208,983,554 shares of common stock, par value $0.01 per share, of Republic (“Republic Common Stock”), consisting of 194,978,191 shares of Republic Common Stock to be issued in connection with the Merger (the “Merger Shares”) and 14,005,363 shares of Republic Common Stock that may be issued upon the conversion or exercise of other securities to be issued in connection with the Merger (the “Derivative Shares,” together with the “Merger Shares,” the “Shares”).
In connection with the Registration Statement, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates and other instruments, and have conducted such other investigations of fact and law, as we have deemed necessary or advisable for the purposes of this opinion. In our examination of these documents, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents, the authenticity of all documents submitted to us as originals and the conformity to the original documents of all copies.
In rendering this opinion we have assumed that prior to the issuance of any of the Shares (i) the Registration Statement, as then amended, will have become effective under the Securities Act, (ii) the stockholders of Republic will have approved the issuance of the Shares in connection with the transactions contemplated by the Merger Agreement, (iii) the stockholders of Allied will have adopted the Merger Agreement, and (iv) the other conditions to consummating the transactions contemplated by the Merger Agreement will have been satisfied and such transactions are consummated.

On the basis of the foregoing, we are of the opinion that the Merger Shares and the Derivative Shares have been duly authorized and the Merger Shares, when issued and delivered in accordance with the terms and conditions of the Merger Agreement, will be validly issued, fully paid and non-assessable shares of Republic Common Stock and the Derivative Shares, when issued and delivered in accordance with the terms of the plan pursuant to which such securities were granted, will be validly issued, fully paid and non-assessable shares of Republic Common Stock.
The opinion expressed herein is limited to the federal securities laws of the United States of America and the corporate laws of the State of Delaware and we express no opinion as to the effect on the matters covered of the laws of any other jurisdiction. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,
/s/ AKERMAN SENTERFITT
AKERMAN SENTERFITT

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